Exhibit 10.1

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

19DEC2011.10 - TGS-004-9089

THIS EXCLUSIVE DISTRIBUTOR AGREEMENT AND LICENSE is made and entered into as of January 10, 2012 (this “Agreement”), between THERMOGENESIS CORP., a Delaware corporation, with principal office at 2711 Citrus Road, Rancho Cordova, CA 95742, USA (“THERMO”), and ARTHREX, INC., a Delaware corporation, with its principal office at 1370 Creekside Boulevard, Naples, FL 34108-1945 (“Distributor”).  Each of THERMO and Distributor is hereinafter referred to as a “Party” and collectively the “Parties.”

R E C I T A L S

A.           THERMO’s business is to design, manufacture and sell medical devices and other products which utilize its proprietary thermodynamic and/or archiving technology for the processing of biological substances, including the preparation, cryopreservation, thawing, storage and use of blood components.

B.           Distributor has facilities and experience in the distribution, sale and service of medical devices in the Territory (defined below), and desires to become the exclusive distributor and an authorized service provider for the Products (defined below) in the Field of Use (defined below), pursuant to the terms of this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	DEFINITIONS. When used herein, capitalized terms shall have the following meanings:

“Affiliate” means, in respect of any specified Person, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms “controlled” and “common control” have correlative meanings.

“Change of Control” means:  (i) the direct or indirect sale or other disposition (in one or more related transactions to one or more parties) of all or substantially all of the assets of a Party, or (ii) the direct or indirect transfer of 50% or more of the outstanding voting interest of a Party, whether in a single transaction or series of related transactions.

“Exclusive Territory” means collectively each of the countries not identified as being Transition Territory for each Product on Exhibit A-1 within any Field of Use designated for such Product.

“Field of Use” means for use solely as described in Exhibit A-1 attached hereto within the Territory.

“Gross Sales Revenue” means the total consideration received by Distributor from the commercialization and sale of the Products by Distributor.

“Intellectual Property Rights” means, collectively, Patents, Trade Secrets, Copyrights, Trademarks, moral rights, trade names, rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction in the world, including all rights or causes of action for infringement or misappropriation of any of the foregoing.  For purposes of this Agreement: (a) “Patents” shall have the meaning set forth below; (b) “Trade Secrets” shall mean all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; (c) “Copyrights” shall mean all copyrights, and all other literary property and authorship rights, and all right, title, and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world; and (d) “Trademarks” shall mean all right, title and interest in all trademark, service mark, trade name and trade dress rights arising under the common law, state law, federal laws and laws of foreign countries, and all right, title, and interest in all trademark, service mark, trade name and trade dress applications and registrations interests throughout the world.

“Know-how” means any and all current and future know-how, technical information, technical knowledge, unpatentable inventions, manufacturing procedures, methods, trade secrets, processes, formulas, documentation and other tangible or intangible property or rights relating to THERMO’s products, whether or not capable of precise separate description but which alone, or when accumulated, gives to the Person acquiring it an ability to study, test, formulate, manufacture, produce or market something which it otherwise would not have known to study, test, formulate, manufacture, produce or market in the same or similar way.

“Patent” means any patent application or patent, including all of the following kinds and their equivalents outside the United States (as applicable): provisional, converted provisional (or regular), divisional, continuation, continuation-in-part, and substitution applications; and regular utility, re-issue, re-examination, renewal and extended patents (including Supplementary Protection Certificates), as well as all right, title and interest in all letters patent or equivalent rights and applications, for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and other government issued or granted indicia of invention ownership, including any reissue, extension, division, continuation or continuation-in-part applications throughout the world.

“Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

“Product” means the devices and parts listed in Exhibit A-1 attached hereto.

“Territory” means collectively the Exclusive Territory and the Transitional Territory as listed in Exhibit A-1.

“THERMO Marks” means any and all trademarks, trade names, service marks, service names, logos and similar proprietary rights whether now or in the future owned, controlled or licensed by THERMO and currently used or to be used in connection with the Products.

“THERMO’s Point of Shipment” as defined in the Uniform Commercial Code refers to THERMO’s manufacturing facilities, including subcontractor manufactures and suppliers.

“Transition Territory” means collectively the countries identified with a footnote for each Product in Exhibit A-1 within any Field of Use designated for such Product, each such country at the time of the signing of this Agreement having pre-existing distribution agreements between THERMO and parties other than Distributor, and for which the expiration of such third party agreements are noted therein. Conversion of such country from Transition Territory to Exclusive Territory shall occur upon expiration or renegotiation of the last of each such third party agreement in each country and notice to Distributor by THERMO

2.	DISTRIBUTION RIGHTS AND OBLIGATIONS.

2.1 Appointment as Exclusive Distributor.  THERMO hereby appoints Distributor as an exclusive THERMO distributor within the Exclusive Territory and as a non—exclusive distributor within the Transition Territory, to market, distribute and sell the Products to all existing and potential customers (“Customers”) within the Territory and Field, subject to compliance with the terms and conditions of this Agreement.  Distributor shall use commercially reasonable efforts, consistent with the commercial efforts that Distributor would use to market and sell its other products, to market, distribute and sell the Products, consistent with the terms and conditions of this Agreement.  Additionally, Distributor shall provide post-sale customer service for the Products in the Territory under the terms set forth in this Agreement.

2.1.1 Term of Initial Appointment.  Subject to earlier termination or renewal as provided in Section 9 below, Distributor’s initial appointment shall be for a term of five (5) years from the date of this Agreement (the “Term”).

2.1.2 Limited License of Intellectual Property. THERMO grants to Distributor a limited, non-royalty bearing, nontransferable, non-sublicensable, exclusive license with regard to THERMO Intellectual Property and a non-exclusive license with regard to any necessary third party intellectual property solely for the purposes of and to the extent necessary for Distributor to use, market, sell, offer to sell, import, distribute or service the Products manufactured and supplied by or for THERMO in the Territory and within the Field to Customers during the Term of this Agreement.

2.2 Appointment of Sub-Distributors. The Parties agree that Distributor’s rights and obligations under this Agreement will, subject to terms and limitations contained in this Agreement, be discharged and administered directly by Distributor and may include the use of contractors, subcontractors, and agents, in a manner substantially similar to the method that Distributor currently utilizes to operate its existing businesses.  Distributor shall remain responsible to THERMO for any and all acts and omissions of such sub-distributors and agents. Distributor may use distributors and sub-distributors to sell the Products as of the commencement of the Term consistent with its current practices; provided that such distributors shall be monitored and policed by Distributor in order to ensure that they do not violate any rights of THERMO or terms or conditions of this Agreement.

2.3 Promotion of Product; Advertising.

2.3.1 Promotion.  During the Term of this Agreement, Distributor shall use its good faith commercially reasonable efforts to develop a customer base and market, sell and distribute the Product within the Territory.  Distributor shall advertise and otherwise promote the Product in a commercially reasonable manner and furnish appropriate Product information and promotional materials to its Customers in a fashion similar to that used with Distributors other products.

2.3.2 Translation of Materials.  Distributor shall bear the cost and responsibility to create and maintain all literature required, in all languages required, in order to market, sell, distribute and service the Product in the Territory, including without limitation all labeling, package inserts, instruction manuals, registrations, sales literature and other promotional materials for the Product.  All translated materials must be approved by THERMO prior to release and distribution.  Distributor must attach a written statement with the translated materials submitted to THERMO for approval certifying that the translation does not misrepresent the claims of the original English-language material and is an accurate translation.

2.3.3 Use of THERMO Marks.  Distributor may refer to and advertise itself as an “Authorized Distributor” and “Authorized Service Provider” of the Product within the Territory, and may indicate on its stationery, business cards or other printed materials that it is an “Authorized Distributor” and “Authorized Service Provider” of Products and, subject to THERMO’s prior written approval, may have THERMO Marks imprinted thereon.

2.3.4 Recognition of Patents and Patents Pending. Subject to rules, regulations and codes controlling the labeling and packaging of the Products, Distributor shall include on each Product or proximal Product packaging, a printed statement substantially similar to “shall apply or cause to have applied to all Licensed Product or associated packaging, the following notice”

“Manufactured and licensed under U.S. Patent Nos.  7,462,268; 6,811,777 and 7,608,258, patents pending and their foreign counterparts.”

This notice may be modified by mutual consent of the parties as reasonably necessary to comply with applicable patent marking provisions of the U.S. patent laws.

2.4 Forecasting of Products. Distributor shall quarterly provide to THERMO a rolling quarterly forecast of Distributor's requirements for the Product for the twelve (12) month period commencing that quarter. The requirements for the first quarter period of each rolling quarterly forecast shall constitute a firm and binding Purchase Order for Product, and shall be delivered to Distributor in full prior to the end of the same quarter. The remaining rolling quarterly forecast shall constitute non-binding estimates of Product and requirements for the period described; provided that, the 2nd quarter in any forecast shall be varied by no more than [*]% when reported in the subsequent binding forecast, unless agreed to by THERMO. The 3rd and 4th quarter of each forecast are non-binding and may be modified by Distributor at any time in its sole discretion. THERMO will not guarantee fulfillment of orders constituting an aggregate increase in firm order quantities over forecasted quantities for a given quarter in excess of 20%. In addition to the quarterly forecast, Distributor is encouraged to provide THERMO at any time with advance non-binding notice of expected significant changes to the existing quarterly forecast for purposes of production planning.

2.5 Trademark License.  Distributor’s intent is to private label the Products. However, should the Distributor choose to use designated THERMO Marks associated with the Products in connection with the marketing, distribution, sale, technical assistance and support of the Product, THERMO hereby grants to Distributor the non-exclusive, royalty-free right and license to use designated THERMO Marks.  Distributor agrees not to alter, obliterate, deface or remove any THERMO Marks displayed on any Product or its packaging, or add any name, brand or trademark thereto without the prior written consent of THERMO.  Notwithstanding the foregoing, Distributor’s trademarks may be displayed on Product packaging, and the parties shall reasonably cooperate with one another to ensure that all Product packaging and labeling prepared by THERMO complies with applicable law.  Except as provided in this Agreement, nothing herein shall grant to Distributor any right, title or interest in the THERMO Marks, which right, title and interest shall be vested in THERMO.  Distributor shall immediately notify THERMO if, during the term of this Agreement, Distributor becomes aware of any other Person who is using any trademark, trade name, service mark, service name or logo that is substantially or confusingly similar to those owned or used by Distributor pursuant to the authority granted by THERMO hereunder.

2.6 Regular Communication. The Parties will meet telephonically or face-to-face no less than quarterly to review, among other things, sales performance, progress on sales metrics, on hand inventory levels, customer usage information, and make such adjustments and changes as are agreed to by the Parties.

2.7 Reservation of Title.  THERMO reserves to itself and retains all right, title and interest in and to all Applicable THERMO Technology (as defined in Section 9.1.3) related to the Products and to any modifications, enhancements, improvements and upgrades thereto. Distributor may not duplicate, translate, decompile, reverse engineer or adapt any Product or component parts thereof without THERMO’s prior written consent.

2.8 No Other Rights.  Except as expressly provided in this Agreement, no right, title, or interest is granted by THERMO to Distributor hereunder. THERMO may distribute products other than the Product within the Territory, either directly or indirectly through distributors, and no right, title or interest is granted by THERMO to Distributor relating to such product and parts and Distributor covenants not to file applications to establish any intellectual property relating to the Applicable THERMO Technology, the Products or their use without express prior written permission from THERMO.

2.9 Other Information Reporting.  Distributor shall provide to THERMO, at Distributor’s expense and in English, each and every Product-related quality and/or performance complaint within two (2) calendar days after receipt of such complaint by Customer.  Distributor shall use a complaint reporting form as defined in Exhibit H for reporting the information to THERMO.  In addition, Distributor shall notify THERMO of any reportable incident (as defined in Exhibit D) within twenty four (24) hours and as outlined in the vigilance procedure also attached hereto as Exhibit D. Detailed information of action(s)s taken to resolve any reported complaint shall be communicated to THERMO within three (3) business days after completion of the actions.

2.10 Post-Sale Service, Technical Assistance, and Support.  Distributor shall provide to its Customers post-sale service, technical assistance and support for Products sold by Distributor in the Territory.  All Product parts used by Distributor in providing service shall be procured from THERMO pursuant to the terms of this Agreement. At the request of Customers, Distributor shall timely respond to Customer calls and claims with respect to the Product and provide any applicable training for Customers.

2.11 Customer Telephone Support.  Distributor shall provide direct end-customer telephone support involving routine (order entry, shipping, billing) and advanced (complaint processing, problem investigation, and technical application) customer service through its customer “hotline.”  Any specialized support requiring highly specialized product expertise will be directed towards THERMO.  For purposes of this Section 2.11, “highly specialized product expertise” shall mean technical product application or scientific subject matter expertise related to the Product use by customers.

3.	TERMS OF PURCHASE OF PRODUCT.

3.1 Terms and Conditions.  Distributor shall purchase all Products and replacement Product parts from THERMO, which Products and replacement Product parts shall thereafter be resold by Distributor to its Customers.  All purchases of Product and parts hereunder shall be subject to the provisions of this Agreement.  Unless otherwise agreed in writing, nothing contained in any purchase order submitted pursuant to this Agreement shall in any way modify or add any provision to this Agreement.  In the event of a conflict between the terms of any purchase order and the provisions of this Agreement, the provisions of this Agreement shall govern.

3.2 Prices and Royalties.

3.2.1 All prices for Product purchased by Distributor hereunder shall be Free Carrier (“FCA”), THERMO’s Point of Shipment.  The initial transfer price to Distributor for each Product and part is set forth opposite such Product or part in Exhibit A-2 (“Transfer Price”), and such initial Transfer Price will remain fixed through the [*] months of the Effective Date of this Agreement. Thereafter, the Transfer Price to Distributor for such Product or part may be increased or decreased by THERMO once within each [*] month period following the anniversary of the Agreement Effective Date and upon not less than ninety (90) days’ prior written notice to Distributor. THERMO and Distributor will discuss any price increase greater than [*] percent during the ninety (90) day notice period.

3.2.2 Distributor shall additionally pay to THERMO a percentage of Gross Sales Revenues, less reasonable sales commissions, traditional and reasonable discounts, returns and trade allowances, from the sales of Products as a royalty (“Royalty”).  The Royalty percentage is as set forth on Exhibit A-3, based on volume of sales by Distributor, and the party paying for the processing tray component of the Res-Q System, less the amount of the Transfer Price paid by Distributor for the Products purchased.  For illustrative purposes, Royalties will be calculated in a manner substantially in the form of Exhibit A-4. The Royalty owed to THERMO shall be paid by Distributor to THERMO within fifteen (15) days after the end of each fiscal quarter.  Each payment shall be accompanied by a report detailing (i) number of units sold, (ii) the party that paid for the processing trays sold during the period, (iii) Gross Sales Revenues generated from the sales, (iv) the Transfer Price paid and (v) the resulting Royalty owed to THERMO.  THERMO shall have the right to audit the records of Distributor relating to Gross Sales Revenues at any time during the normal business hours upon reasonable advanced written notice.  If the audit determines that THERMO was not paid the full Royalty owed, Distributor shall pay the amount of any shortfall within five (5) business days of notice by THERMO and submission of the audit findings.

3.3 Certain Taxes.  The parties acknowledge that the purchase prices of Product set forth in Exhibit A-2 do not include any sales, excise, use, value added or other government taxes or duties that may be applicable to the export, import or purchase of the Product, including all income and income-based taxes imposed on THERMO under applicable laws in Territory, which taxes shall be the sole responsibility of Distributor and Distributor agrees that it will bear all such taxes and duties.  When THERMO has the legal obligation to collect and/or pay such taxes or duties, the appropriate amount shall be added to Distributor’s invoice and paid by Distributor to THERMO, unless Distributor provides THERMO with a valid tax exemption certificate authorized by the appropriate governmental taxing authority, or provides proof of payment to such authority.

3.4 Order and Acceptance.  All orders for Product shall be by means of a written purchase order which shall be submitted to THERMO at THERMO’s address for notice purposes set forth in Section 11.4, and shall request a delivery date.  Orders may be placed by telephone, facsimile transmission or, upon the parties’ agreement, by e-mail; provided, however, that a signed confirming purchase order is received by THERMO no later than ten (10) business days after such order.  THERMO shall notify Distributor in writing within a reasonable period of time from submission of the purchase order of any rejected order and the reason(s) for such rejection.  The Minimum Purchase Requirements (Exhibit F) for any year in which THERMO rejects an order from Distributor for reasons other than Distributor’s non-conformance with the terms and provisions of this Agreement will be reduced by a prorated amount correlating to the time required to cure the rejection. THERMO shall have no liability to Distributor with respect to purchase orders that are not accepted.

3.5 Invoicing; Payment.  THERMO shall submit an invoice to Distributor with each shipment of Product ordered by Distributor.  Each invoice shall be due and payable in the manner agreed to by the parties set forth in Exhibit E. All invoices shall be sent to Distributor’s address for notice purposes set forth in Section 11.4, without regard to the actual shipping address for the Products.  Each such invoice shall state Distributor’s aggregate and unit purchase price for Product in the relevant shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by THERMO and to be borne by Distributor hereunder.  Distributor shall make all payments to THERMO under this Agreement in United States dollars in immediately available funds to a bank account designated by THERMO in such invoice, or otherwise designated by THERMO in writing. Distributor shall not take any credits or offsets against amounts billed Distributor by THERMO without THERMO’s prior written consent.

3.6 Shipping; Risk of Loss.

3.6.1 All Product delivered by THERMO pursuant to this Agreement shall be suitably packed for surface or air shipment, in Distributor’s sole discretion, in a bulk shipping carton per the Customer Requirements (Exhibit I), marked for shipment to such location or locations as Distributor may designate, and delivered to Distributor or its carrier, FCA, THERMO’s Point of Shipment.  Risk of loss of Product shall pass to Distributor upon delivery to the carrier at the FCA point of shipment.

3.6.2 THERMO shall ship all Product in accordance with Distributor’s delivery instructions specified in Distributor’s purchase orders; provided, however, that if Distributor does not provide delivery instructions with respect to the carrier to be used, THERMO may use its customary carrier.  Partial shipments are allowed.  All freight, insurance and other shipping expenses, as well as any special packing expenses, shall be paid by Distributor.  Distributor shall also bear all applicable taxes and duties that may be assessed against the Product after delivery to the carrier FCA, THERMO’s Point of Shipment.

3.6.3 THERMO shall use its good faith efforts to ship the Products within a reasonable amount of time after receipt and acceptance of Distributor’s purchase order for the Product, consistent with THERMO’s shipping procedures in place from time to time.  All shipments of Product shall be deemed to conform to the relevant purchase order unless THERMO receives from Distributor, no later than fifteen (15) days after the receiving date of a given shipment, written notice specifying the shipment, the purchase order number and the exact nature of the discrepancy between the shipment and the order.

4.	WARRANTIES; REMEDIES FOR NON-CONFORMING PRODUCT.

4.1 Product Warranty. THERMO’s product warranty is attached hereto as Exhibit C.

4.2 Customer Warranties.  Distributor shall pass on to their Customers the Product warranties set forth in Section 4.1.Distributor may offer further incremental warranty provisions and benefits at its discretion and sole expense.

4.3 Return Materials Procedure.  There are no rights of return for cash.  Product returns are allowed under THERMO’s warranty program. All Product returns must be approved by THERMO and assigned a Return Material Authorization (“RMA”) number. To obtain an RMA number prior to return, the Distributor shall notify THERMO of the description of the Product, quantity, reason for return, serial number of device and date of purchase of Product to be returned. All Product returns from Distributor shall be sent directly to THERMO, insured by Distributor. The RMA number shall be prominently displayed on the outside of the shipping box and the Products shall be packaged to protect them from shipping damage.  Repair for costs of damage due to improper packaging will be the responsibility of the Distributor.

5.	ADDITIONAL OBLIGATIONS OF DISTRIBUTOR.

5.1 Compliance with Laws.  Distributor shall comply in all material respects with the laws and regulations (including, without limitation, health and safety regulations) applicable to the marketing, distribution, sale and service of Product within the Territory.  Distributor shall monitor the appropriate information sources in the Territory for material changes in such laws and regulations relating to the distribution of Product within the Territory and notify THERMO in writing of all such material changes.  The Distributor shall track customer shipment by lot number to assist THERMO in performing any field corrective actions.

5.2 Registrations and Clinical Studies.  THERMO shall own all registrations and clearances in the Territory for the Products with the Food and Drug Administration and its foreign equivalents. As required from time to time under the laws of any province or state within the Territory, Distributor shall at its sole expense apply for and use its commercially reasonable efforts to obtain in THERMO’s name all approvals, registrations, licenses and permits that are required to market, distribute, sell and service the Product within such Territory.  Distributor shall be responsible for interacting with the Food and Drug Administration or its equivalent in the Territory and facilitating registration of the Product and any test centers for the Product in the Territory. Distributor shall be responsible for all costs associated with the registration filing and associated testing within the Territory.   Distributor shall furnish to THERMO copies of all applications, and all registrations, licenses and permits obtained therefrom, for the Product.  Distributor shall be responsible, at its expense, for sponsoring and supporting any clinical trials or studies useful to (i) expedite market adoption of the Product in the Territory, (ii) establish equivalence with standards of care and competitive systems or technology, and (iii) establish the safety and efficacy of the Products. Distributor shall share clinical and performance data with THERMO when and as necessary to assist THERMO in fulfilling its obligations under Section 6.1 of this Agreement.

5.3 U.S. Export Controls.  Distributor understands and acknowledges that THERMO is subject to regulation by agencies of the United States Government, including, without limitation, the United States Department of Commerce, The U.S. Department of the Treasury, and the U.S. Food and Drug Administration, which prohibit export or diversion of certain products and technology to certain countries.  Any and all obligations of THERMO to provide the Product, documentation, or any media in which any of the foregoing is contained, as well as any other technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by Persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration.  Distributor agrees to cooperate with THERMO, including, without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom.

5.4 Customer Notification. THERMO will be responsible for initiating product recalls. Distributor shall be responsible for notifying Customers of Product recalls. Distributor shall timely submit a written report to THERMO of the recall status of the Products.

5.5 Customer Database.  Distributor shall provide to THERMO within one (1) business day all Customer information, to include the Customer name, contact, address, e-mail, phone number and purchase history, as necessary to comply with (i) a mandatory reportable incident; or (ii) as part of a response to a matter of law; or (iii) as part of a response to any valid request made to THERMO by the Food and Drug Administration or a local or foreign equivalent agency, and for which the absence of a complete response will be a violation of applicable codes, rules or laws or may otherwise place a Product registration or other Product certification at risk of revocation or cancellation and/or if user safety, to include Customers and patients, is an issue. Any such disclosure of Customer information by Distributor to THERMO under this Section 5.5 shall be in accordance with all Confidentiality and, specifically, Compelled Disclosure provisions of this Agreement.

5.6 Minimum On Hand Inventory. Distributor shall maintain such on-hand quantities of Product in its inventory to ensure reasonable and timely response to Customer order volume throughout the Territory. Such minimum on-hand quantity shall be determined by the Distributor and will be similar to the minimum on-hand inventory quantities established for similar products offered for sale by the Distributor.

5.7 Order Processing.  Distributor will provide order processing, which includes order to cash cycle, as well as warehousing and distribution support, shipping, invoicing, and related services with respect to its sale of Products to end-users.

5.8 Regulatory Relationships.  Distributor shall communicate with regulatory agencies within the countries where the Products are registered, sold or serviced by Distributor for purposes of monitoring and maintaining any necessary documents or filings required for Distributor to conduct sales of the Products.

5.9 Training Requirements.  Distributor shall provide sales training similar to the training provided for Distributors other products to Distributor’s sales and technical service organizations involved in selling the Products.

5.10 Sell-Through Reports.  For purposes of maximizing our mutual marketing efforts, Distributor shall provide THERMO monthly sell-through shipment quantities to end customers and sub-distributors on a quarterly basis, within 15 days of quarter end.

5.11  No Conflicting Commitments.  Distributor shall not enter into any third party commitments or contracts with end-user customers for THERMO Product sales or service and repair that supersedes or conflicts with the terms and conditions of this Agreement.

5.12 Distribution of Competitive Products. Distributor agrees not to, directly or indirectly, distribute or otherwise offer for sale any product that produces a discrete output fraction containing platelets and leukocytes (“buffy coat”) that is a separate fraction from other component fractions.

5.13 Commercialization Resources and Diligence. Distributor shall apply reasonable business efforts to the marketing, sales and customer support of the Products similar to the effort and resources Distributor applies to its other products.

6.	OBLIGATIONS OF THERMO.

6.1 Compliance with Laws.  Notwithstanding Section 5.2 of this Agreement, THERMO will obtain and maintain at its expense the necessary regulatory clearances in the United States for any predicate devices supporting the approval and clearance of the Products. THERMO will assist Distributor, at Distributor’s expense, in obtaining further regulatory clearances in THERMO’s name for the Products. In accordance with Section 5.2, Distributor shall bear the expense of such registrations unless negotiated and agreed to between the parties in a signed written document. THERMO shall comply in all material respects with all laws and regulations within the United States applicable to the manufacture, labeling, packaging and sale of the Product. THERMO shall supply to Distributor only products which have CE Mark and 510(k) clearance or for which an application such marks or clearance have been filed.

6.2 Support.  THERMO shall provide consultation to Distributor concerning technical aspects and use of the Product from time to time as reasonably requested by Distributor.  Post warranty technical support and assistance shall be provided to Distributor as described in Exhibit B, attached and incorporated herein.

6.3 Scientific and Technical Information.  THERMO shall provide to Distributor scientific and technical information available to THERMO and required for distribution to obtain any registrations, licenses and permits required for the sale and distribution of the Product within the Territory, or to respond to inquiries from Customers, or governmental or regulatory authorities.

6.4 Product Training.  THERMO shall provide Product training for Distributor’s product managers and field application specialists on an as-needed basis to enable Distributor to promote the sale of Product and to perform post-sale customer training, technical assistance and support for its Customers. Such Product training shall be conducted, at mutually agreed upon times and locations requested by Distributor and agreed upon by THERMO, and will be free of charge, provided, however, that Distributor shall be responsible for all out-of-pocket expenses incurred in connection with such Product training, including travel, airfare and lodging expenses incurred by Distributor’s personnel while attending such training. In the case that THERMO provides training at Distributor’s or a Customer’s facilities in the Territory at Distributor’s request, Distributor will be responsible for all costs incurred in connection with such training (to be charged on a day-by-day basis), and including the reimbursement of out-of-pocket expenses reasonably incurred by THERMO in sending a training representative to the Distributor’s or Customer’s facilities in Territory. In addition, THERMO will provide Product updates and service bulletins as they become available.

6.5 Information Reporting.  THERMO shall provide to Distributor, at THERMO’s expense, (i) information regarding any discovered defects in the Product, or any malfunction or deterioration in the performance of the Products, and (ii) any inadequacy in the labeling or the instructions for use.  Distributor is responsible for disseminating the information to customers and sales representatives as appropriate.

6.6 Registrations, Licenses and Patents.  During the term of this Agreement, THERMO shall, as necessary to support approval, registration and licensing of the Products by Distributor in the Territory: (a) maintain all current regulatory files, registrations and licenses for Products outside of the Territory, (b) maintain and pay fees associated with any third party intellectual property licenses, if any, necessary to practice the rights granted under this Agreement, and (c) maintain and pay the associated filing and maintenance fees for all patents owned by THERMO.

6.7 Responsible Person.  Distributor shall notify the competent authorities in Territory that it has been designated as the person responsible for the marketing and distribution of the Product within the Territory, and Distributor's address for notice purposes in Section 11.4 shall be the registered place of business for such purposes.

6.8 Inventory Requirement.  THERMO or its contracted manufacturers will maintain no less than forty five (45) days finished goods inventories of Products based upon Distributor’s annual unit forecast, updated on a rolling quarterly basis, pursuant to Section 2.4 above, and forty five (45) days inventory of service and support parts, based on historical usage, to assure supply of product for customers.

6.9 Distribution of Competitive Products in the Territory. THERMO agrees not to, directly or indirectly, distribute or otherwise offer for sale any non-automated product that produces a discrete output fraction containing platelets (“buffy coat”) that is a separate fraction from other component fractions for use or sale in the areas of Sports Medicine or Orthopedics and within the Territory.

6.10           Transition Territory status. Upon the earliest of the renewal or expiration date of any third party distribution agreement listed in Exhibit A-1, THERMO shall take such actions as necessary to remove or rescind any rights, terms or provisions granted to any third party such that the Distributor shall thereafter be the sole and exclusive distributor for the Products in the affected country. Upon such removal or rescinding of third party distribution rights, each affected country shall become part of the Exclusive Territory and THERMO shall update Exhibit A-1 to reflect such changes.

7.	ADDITIONAL PRODUCT DEVELOPMENT WORK

7.1 Additional Work.  THERMO shall perform additional engineering and clinical discovery work with respect to the Products (“Additional Work”) as necessary to meet the customer requirements defined in Exhibit I (Customer Requirements). Exhibit I shall include an authorized signature from each Party indicating acceptance of the Customer Requirements.

7.2 Cost Sharing.  The cost of the Additional Work will be shared by the parties in the same proportion as Gross Sales Revenues are shared in the same approximate proportion to the revenue split pursuant to the Royalty provision. For purposes of specificity, costs will be shared [*]% Distributor, [*]% THERMO. Distributor shall pay THERMO its share of the cost of the Additional Work within thirty (30) days of invoicing by THERMO.

7.3 THERMO Intellectual Property Rights.  THERMO shall have and retain exclusive ownership of all THERMO Intellectual Property Rights. Except for the limited license set forth in Section 2.1.2 above, no license or other right in THERMO Intellectual Property Rights is granted by THERMO under this Agreement, by implication, estoppel or otherwise, under any patents, trade secrets, or other intellectual property rights now or hereafter owned or controlled by THERMO.

7.4 Derivative Intellectual Property Rights.  To the extent that, in the performance of the Additional Work, either party (“Developing Party”) develops any modifications, enhancements, improvements or derivative works (collectively, “Derivative Works”) of any THERMO Intellectual Property Rights, the parties agree that (i) such Derivative Works shall constitute Intellectual Property Rights of THERMO, who shall own all right, title, and interest in and to such Intellectual Property Rights; (ii) all such Derivative Works shall constitute “works made for hire” as that term is understood in and pursuant to the U.S. Copyright Act of 1976, as the same is amended and superseded from time to time, and shall belong exclusively to THERMO; (iii) to the extent any such Derivative Works are determined not to be “works made for hire,” the Developing Party hereby assigns, and shall assign, all right, title, and interest, including all Intellectual Property Rights, in the same to THERMO; (iv) no rights in such Derivative Works shall accrue in any manner to the Developing Party; and (v) the Developing Party will promptly deliver and disclose all such Derivative Works to THERMO.  The Developing Party agrees to execute all documents required by THERMO to apply for, register, perfect, obtain or enforce any ownership and Intellectual Property Rights in or pertaining to any such Derivative Works, including, without limitation, any patent applications or copyright registrations, at THERMO’s expense.

7.5 Incremental Projects Other Than Additional Work. THERMO and Distributor may jointly consider and asses opportunities to develop sales of the licensed Products in ancillary markets outside of the Field of Use.  Notwithstanding the provisions of Section 5.2 and Sections 7.1 through 7.4 of this Agreement, and if the parties elect to pursue any such opportunity, the parties agree to negotiate in good faith under a separate agreement or project addendum to this Agreement, those terms and conditions pertaining to the specific opportunity. Such separate agreement or addendum to his Agreement will include provisions for planning and conducting necessary clinical studies and registrations, intellectual property ownership of new inventions, commercialization, cost sharing and a detailed project plan.

8.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

8.1 THERMO.  THERMO hereby represents and warrants to Distributor that:

8.1.1 THERMO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as it is currently being conducted.  THERMO has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by THERMO.

8.1.2 The execution, delivery and performance by THERMO of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of THERMO, any material contract, agreement or instrument to which THERMO is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which THERMO is bound, or any law, rule or regulation applicable to THERMO.

8.1.3 THERMO holds valid licenses to third party intellectual property, if any, necessary to practice the rights granted in this Agreement. Further, THERMO is the sole, exclusive and lawful owner of all right, title and interest in and to the applicable THERMO technology incorporated in the Product (“Applicable THERMO Technology”) and to the THERMO Marks, free and clear of all liens, claims, security interests or other restrictions or encumbrances. THERMO has not granted to any other Person any license, franchise or other rights to acquire, use or exploit the Applicable THERMO Technology within the Territory (or any portion thereof).  THERMO has the right to grant the distribution and other rights to Distributor hereunder.

8.2 Distributor.  Distributor hereby represents and warrants to THERMO that:

8.2.1 Distributor is a company duly organized and existing under the laws of Territory, and has all power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted.  Distributor has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by Distributor.

8.2.2 The execution, delivery and performance by Distributor of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of Distributor, any material contract, agreement or instrument to which Distributor is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Distributor is bound, or any law, rule or regulation applicable to Distributor.

8.2.3 Distributor and its Affiliates have the distribution facilities and personnel reasonably necessary to perform its functions and otherwise carry out its obligations under the terms of this Agreement.

9.	TERM AND TERMINATION.

9.1 Term.  The term of this Agreement shall commence on the date hereof and shall continue for five (5) years, unless earlier terminated pursuant to Section 9.2.  This Agreement may be renewed for on additional, successive three (3) year period, unless a Party provides written notice to the other Party of its desire not to renew the term at least six (6) months prior to expiration of the then current term of this Agreement.

9.2 Termination of Agreement.  This Agreement may be terminated as follows:

9.2.1 The parties may terminate this Agreement upon their mutual written agreement.

9.2.2 THERMO may terminate this Agreement if Distributor breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of thirty (30) days following Distributor’s receipt of written notice from THERMO setting forth the nature of such breach; provided, however, that in the event such breach is not cured within such thirty (30) day period, THERMO may not terminate this Agreement if Distributor promptly commences to cure such breach within such thirty (30) day period and thereafter diligently pursues such cure to completion; provided further, however, that the cure period for any such breach shall not exceed sixty (60) days from the date of Distributor’s receipt of written notice from THERMO.

9.2.3 Distributor may terminate this Agreement if THERMO breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of thirty (30) days following THERMO’s receipt of written notice from Distributor setting forth the nature of such breach; provided, however, that in the event such breach is not cured within such thirty (30) day period, Distributor may not terminate this Agreement if THERMO promptly commences to cure such breach within such thirty (30) day period and thereafter diligently pursues such cure to completion; provided further, however, that the cure period for any such breach shall not exceed sixty (60) days from the date of THERMO’s receipt of written notice from Distributor.

9.2.4 Either Party may terminate immediately this Agreement by written notice to the other Party upon the occurrence of any of the following events:  (i) the other Party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (ii) the other Party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; or (iii) the other Party files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) the other Party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within ninety (90) days.

9.2.5 THERMO may terminate this Agreement if Distributor fails to purchase minimum commitments on Exhibit F, and if this issue fails to be resolved in a good faith meeting by the parties within a ninety (90)-day period.

9.2.6 Either Party may terminate immediately this Agreement by written notice to the other Party upon the verified allegation against or formal charging of the other Party of a criminal or civil offense.

9.3 Effect of Termination.

9.3.1 The expiration or earlier termination of this Agreement shall not relieve any party of any of its rights or liabilities arising prior to or upon such expiration or earlier termination.

9.3.2 Within ten (10) business days following the effective date of the expiration or earlier termination of this Agreement, Distributor shall provide to THERMO a complete inventory of Product in Distributor’s possession, in transit between Distributor’s authorized locations or in transit to Distributor from THERMO or otherwise in Distributor’s control.  THERMO may inspect Distributor’s Product inventory and audit Distributor's records in the manner provided herein above.

9.3.3 Notwithstanding the expiration or earlier termination of this Agreement, Distributor may continue to market, distribute and sell Products within the Territory after the expiration or earlier termination of this Agreement until the earlier of (i) the date that Distributor has sold all of its Product inventory existing as of the effective date of expiration or earlier termination and (ii) the six (6)-month anniversary of the effective date of expiration or earlier termination.

9.4 Return of Marketing Materials.  Distributor shall return to THERMO all promotional materials for Products previously furnished by THERMO and in Distributor’s possession at the time that Distributor is no longer entitled to distribute and sell any Products hereunder and at this time Distributor shall no longer use the designations “Authorized Distributor” and “Authorized Service Provider” in connection with THERMO’s Products on its business cards, stationery and other printed materials.

9.5 Force Majeure.  Neither party shall be liable to the other party for non-performance of or delay in performing its obligations hereunder to the extent that performance is rendered impossible by strike, riot, war, acts of God, earthquake, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control of the non-performing party.

10.	CONFIDENTIALITY.

10.1 Confidentiality.  Each party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such party (“Confidential Information”) will be furnished by the other party or such other party’s representatives.  Each party agrees that any Confidential Information furnished by the other party or such other party’s representatives will not be used by it or its representatives except in connection with, and for the purposes of, the promotion, marketing, distribution and sale of Products under this Agreement and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other party.  Notwithstanding the foregoing, the parties agree that all Confidential Information shall be clearly marked “CONFIDENTIAL” or, if furnished in oral form, shall be stated to be confidential by the party disclosing such information at the time of such disclosure and reduced to a writing by the party disclosing such information which is furnished to the other party or such other party's representatives within forty-five (45) days after such disclosure.

10.2 Exceptions.  The confidentiality obligations of each party under Section 13.1 do not extend to any Confidential Information furnished by the other party or such other party’s representatives that (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) was available to such party or its representatives on a non-confidential basis prior to its disclosure thereto by the other party or such other party’s representatives, (iii) was independently developed without the use of the other party’s Confidential Information by representatives of such party who did not have access to the other party’s Confidential Information, as established by contemporaneous written records, or (iv) becomes available to such party or its representatives on an non-confidential basis from a source other than the other party or such other party’s representatives; provided, however, that such source is not bound by a confidentiality agreement with the other party or such other party's representatives.

10.3 Authorized Disclosure.  Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party: (i) to the extent required to comply with applicable legal requirements including as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, demands and/or practice; (ii) to the extent and to the persons and entities required by rules of the National Association of Securities Dealers; provided, however, that the responding Party shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party; or (iii) as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

10.4 Compelled Disclosure.  In the event that either party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other party or such other party’s representatives or the fact that such Confidential Information has been made available to it, such party agrees that it or its representatives, as the case may be, will provide the other party with prompt written notice of such request(s) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions of this Agreement, such party agrees that it will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

10.5 Ownership of Confidential Information.  The party disclosing or otherwise furnishing Confidential Information to the other party will retain the exclusive ownership of all right, title and interest in and to such Confidential Information.

10.6 Survival.  The obligations of the parties under this Section 10 shall survive the expiration or earlier termination of this Agreement for a period of three (3) years.

11.	GENERAL PROVISIONS.

11.1 Independent Contractors.  The relationship of THERMO and Distributor established by this Agreement is that of independent contractors, and nothing shall be deemed to create or imply any employer/employee, principal/agent, partner/partner or co-venturer relationship, or that the parties are participants in a common undertaking.  Neither party may direct or control the activities of the other party or incur or assume any obligation on behalf of the other party or bind such other party to any obligation for any purpose whatsoever.

11.2 Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without reference to rules of conflicts or choice of laws. Any dispute or issue arising hereunder, including any alleged breach by Distributor, not resolved pursuant to Section 11.13 shall be heard, determined and resolved by an action commenced in the federal or state courts in Sacramento, California, which the parties hereby agree shall have the exclusive jurisdiction over the issues and the parties. Distributor hereby agrees to submit itself to the jurisdiction of the federal and state courts in Sacramento, California and waives the right to make any objections based on the exclusive jurisdiction or venue in such courts. The California courts shall have the right to grant all relief to which each party is or shall be entitled hereunder, including all equitable relief as the Court may deem appropriate. Distributor hereby consents to service of process by registered mail.

11.3 Entire Agreement.  This Agreement, including the Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior oral and written, and all contemporary oral, negotiations, agreements and understandings with respect to the same.

11.4 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party at the following address (or at such other address for which such party gives notice hereunder):

If to Distributor:                                                      ARTHREX, INC.
1370 Creekside Boulevard
Naples, FL 34108-1945
Attn:
Telephone:
Facsimile:

If to THERMO:                                                      THERMOGENESIS CORP.
2711 Citrus Road
Rancho Cordova, CA  95742
Attention:                      Office of the CFO
Telephone:                        (916) 858-5100
Facsimile:                       (916) 858-5199

11.5 Assignment and Binding Effect.  Except as otherwise provided in this Agreement, neither Party may, directly or indirectly, assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party; provided that THERMO may assign this Agreement to an Affiliate, to a successor to all or substantially all of the business or assets of THERMO, or in connection with a Change of Control.  No permitted assignment of rights or delegation of duties under this Agreement shall relieve the assigning or delegating party of its liabilities hereunder.  For purposes of this Agreement, either Party shall be deemed to have assigned this Agreement in the event of a Change of Control with respect to such Party.  Subject to the foregoing, this Agreement is binding upon, and inures to the benefit of, the parties and their respective successors and permitted assigns.

11.6 Partial Invalidity.  If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect.  The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the parties.

11.7 No Waiver; Amendment.  No waiver of any term or condition of this Agreement shall be valid or binding on any party unless agreed to in writing by the party to be charged.  The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.  This Agreement may not be amended or modified except by the written agreement of the parties other than the amendment of Exhibit(s) A-2 and F, which may be modified by THERMO on the intervals provided in this agreement.

11.8 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument.

11.9 Consent Not Unreasonably Withheld.  No party given the right to approve or consent to any matter shall unreasonably withhold condition or delay its approval or consent.  The failure to respond in writing within any specified time period shall be deemed unconditioned approval of or consent to the relevant matter, provided that the party requesting such approval or consent gives written notice requesting a response at least two (2) business days prior to the expiration of the specified time period, if any.

11.10 Construction; Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any section, recital, exhibit, schedule and party references are to this Agreement unless otherwise stated.  No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

11.11 Further Assurances.  Each party agrees to cooperate fully with the other and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

11.12 Press Releases and Announcements.  Except as may be contemplated hereunder, neither party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior consent of the other party, except for any releases or announcements which may be required by or, in such party’s discretion, reasonably necessary under applicable law, in which case the party proposing to make such release or announcement will allow the other party a reasonable opportunity to review and comment on such release or announcement in advance of such issuance or making.

11.13 Alternative Dispute Resolution.

11.13.1 Any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof) that cannot be resolved by good faith negotiation between or among the parties may be finally submitted to the American Arbitration Association (“AAA”) for final and binding arbitration pursuant to the Commercial Arbitration Rules of the AAA.  Such arbitration shall be held in Sacramento, California, before a single arbitrator who shall be a retired federal or California state judge.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.  The decision of the arbitrator shall be final, unappealable and binding, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

11.13.2 In respect of any suit, action or other proceeding relating to the enforcement of any award rendered by the arbitrator, each party irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the City of Sacramento, State of California.

11.13.3 The arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorney's fees and expenses of the parties as the arbitrator deems appropriate.  In the absence of any such apportionment, the prevailing party in any arbitration or other proceeding shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable fees of attorneys and other professionals.

11.13.4 The parties agree that this Section 11.13 has been included to resolve rapidly and inexpensively any claims or disputes between them with respect to this Agreement, and that this Section 11.13 shall be grounds for dismissal of any action commenced by any party in any court with respect to any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof).

11.14 Governing Language. The English language version of this Agreement shall control in any dispute between the parties.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed.

THERMO: THERMOGENESIS CORP. a Delaware corporation	DISTRIBUTOR: ARTHREX, INC., a Delaware corporation

/s/ Matthew T. Plavan	/s/ R. Scott Price
Matthew T. Plavan Chief Financial Officer EVP, Business Development	R. Scott Price Vice President, Counsel

1/10/12	12/20/11
Date:	Date:

EXHIBIT A-1

Products, Field of Use, Territory (page 1 of 2)

Product	Field of Use

ArthroGenesis PRP
The preparation of autologous platelet rich plasma (PRP) from a sample of blood at the patient’s point of care for sports medicine applications and orthopedic procedures for human patients; specifically excluding, spine, spinal disc, spinal facet, or any other spine related structure, cardiovascular applications of all kinds including peripheral and neurovascular applications, cosmetic applications, neoplastic and neurodegenerative applications and all other non-orthopedic fields of use.

ArthroGenesis BMC
The preparation of autologous bone marrow aspirate to a concentration of cell-rich buffy-coat from a sample of bone marrow at the patient’s point of care for sports medicine applications and orthopedic procedures for human patients; specifically excluding, spine, spinal disc, spinal facet, or any other spine related structure, cardiovascular applications of all kinds including peripheral and neurovascular applications, cosmetic applications, neoplastic and neurodegenerative applications and all other non-orthopedic fields of use.

EXHIBIT A-1-continued
EUROPE
Non-EU
Iceland
Monaco
Norway (2)
Switzerland (2)
EU
Austria (2)
Belgium (2)
Bulgaria (2)
Cyprus
Czech Republic (2)
Denmark (2)
Estonia
Finland (2)
France (3)
Germany (2)
Greece
Hungary (2)
Ireland
Italy (4)
Latvia
Lithuania
Luxembourg
Malta
Netherlands (1)
Poland (2)
Portugal (2)
Romania (2)
Slovakia (2)
Slovenia
Spain (2)
Sweden (2)
United Kingdom (2)
England
Scotland
Wales
Northern Ireland

ASIA
Japan
Korea
China (5)

CENTRAL AMERICA
Belize
Costa Rica
El Salvador
Guatemala
Honduras
Nicaragua
Panama

NORTH AMERICA
Canada
Mexico
United States and Territories
Guam
Mariana Is
Puerto Rico
USVI
Member Nations of the Association of Caribbean States

SOUTH AMERICA
Argentina
Bolivia
Brazil
Chili
Colombia
Ecuador
French Guiana
Guyana
Paraguay
Peru
Suriname
Uruguay
Venezuela
Australia
New Zealand

Transition Territories: Transition Date
1	8/23/12
2	9/14/13
3	9/30/13
4	11/30/15
5	Exclusive: PRP
5	BMC TBD, as noted herein

EXHIBIT B

THERMO Post Warranty Technical Support and Service Assistance

1.	THERMO will provide Technical Support via telephone, fax, or e-mail is available during normal THERMO business hours (USA) at no charge to Distributor.

2.           THERMO Customer Assistance is available as follows:

Distributor’s customer service representative should attempt to resolve any issue first and may request technical support from THERMO via telephone, fax, or e-mail if necessary.  If unsuccessful at resolving issue, Distributor may request an on-site visit by a THERMO representative.  All expenses for such visit(s) will be the sole responsibility of the Distributor.

EXHIBIT C
Limited Warranty

Warranty

THERMO warrants to the original purchaser that the unit will be free from defects in materials or workmanship for one year from the date of shipment. THERMO also warrants that spare parts will be free from defects in material workmanship for a period of ninety (90) days, or the maximum time required by applicable local law, from the date of shipment of the spare part.  Equipment failure due to reasons other than manufacturing defects such as accident, misuse or failure to timely perform scheduled maintenance in accordance with the maintenance schedule included with the operating instructions for the unit is excluded from Warranty coverage.  This Warranty covers the cost of parts, labor, travel and shipping needed to make Warranty repairs or replacement(s). THERMO reserves the right to replace any malfunctioning unit or part with a new or refurbished unit in lieu of repairing such unit.  This Warranty and THERMO’s obligation to repair or replace defective parts is the sole and exclusive remedy of purchaser.  Under no circumstances shall THERMO be liable for consequential or economic damages that might arise from a defective part.

THERMO warranties, as set forth herein, are exclusive and are in lieu of, and purchaser hereby waives, all other warranties, express or implied, including, without limitation, any implied warranties of merchantability of fitness for a particular purpose or warranty of non-infringement.

Procedure

If Warranty repairs are needed, contact the vendor or distributor from which you purchased your THERMO product(s), or if you purchased directly from THERMO or are unable to locate the appropriate vendor/distributor, contact THERMO directly at THERMOGENESIS CORP., 2711 Citrus Road, Rancho Cordova, CA 95742, Telephone: (916) 858-5100 or (800) 783-8357 in the U.S.; Fax: (916) 858-5199.  For emergency repairs at night or on weekends or holidays, contact your THERMO Authorized Service Provider (“Service Provider”) directly and notify THERMO on the next business day.  Failure to notify THERMO on the next business day after a request for emergency repairs may result in denial of coverage for that service call.  When calling for service have available: (1) detailed information about the problem; (2) the serial number of the unit; (3) the service record for the unit; (4) the date and place of purchase of the unit.

Limitations.  Equipment or spare part malfunctions other than those caused by defects in materials or workmanship, including malfunctions caused by misuse, accident or failure to perform scheduled maintenance, are excluded from coverage.  Any alterations or modifications made to the unit (other than modifications or alterations made by THERMO) render the warranty null and void.  THERMO will not be responsible for any consequential or incidental damages resulting from equipment malfunction or loss of use of the equipment.  THERMO may authorize independent contractors to perform service.  Service providers are independent contractors, not THERMO employees; consequently, THERMO is not responsible for the acts or omissions of the service providers, including without limitation, failure by a service provider to respond to calls for emergency service in a timely fashion.

EXHIBIT D
MEDICAL DEVICES VIGILANCE SYSTEM

It is the Distributor’s responsibility to notify THERMO and THERMO’s European Union Representative for Medical Device Reporting (EU Rep.) within twenty four (24) hours of first learning of an “incident” in which one of the Products is directly involved or otherwise implicated.

An “incident” includes an event which led to death, or to the serious deterioration in the state of health of a patient, user or other person. A serious deterioration in the state of health includes, life-threatening illness or injury, permanent impairment of a body function or permanent damage to a body structure, a condition necessitating medical or surgical intervention to prevent permanent damage to a body structure or an incident which may have led to the foregoing.

If an “incident” occurs, must return a copy of this form completed within one (1) business day of learning of the “incident” to:

THERMO:

THERMOGENESIS CORP., Attn: Office of the CEO, 2711 Citrus Road, Rancho Cordova, CA 95742, USA, Telephone No. 916-858-5100 and Fax No, 916-858-5199; and

EU Rep.:

Medical Device Safety Service, Burckhardstr. 1, D-30163, Hanover, Germany Tel: +49-511-6262 8630, Fax: +49-511-6262 8633, e-mail: mdssgmbh@tonline.de, Internet: www.mdss.com Contact: Ludgar Moller

Name of Customer or Patient: (Select best point of contact for immediate curative action)
Address:
Phone #:
Fax #:
Location of device if different from above:
Name of Distributor:
Fax #:
Manufacturer:
Product / Device Model:
Product / Device Lot #:
Incident date:
Incident Description: __ Death __ Serious Injury/deterioration of health
Description of cause of injury and role product / device played:

EXHIBIT E
PAYMENT TERM

Net thirty (30) days from date of invoice. Delinquent accounts shall bear interest at the greater of one and one half percent (1 ½ %) per month or the maximum legal rate.

EXHIBIT G
SERVICE REPORTING REQUIREMENTS

Date of Service:	Product Name:
Customer:	Model:
Contact Name:	Serial #:
Tel #:	Service Representative:

Description of Complaint/ Problems Found:

Service Performed/Actions Taken:

Resolution/Testing:

Parts Used:

EXHIBIT H
COMPLAINT REPORT FORM

Date Complaint Received:	Product Name:
Customer/Distributor/ Patient:	Model:
Contact Name:	Serial #: (if applicable)
Tel #:	Lot #

Description of Complaint, whether injury or death occurred, and role of product / device:

Investigation and troubleshooting you have done with the customer:

Resolution/Closure:

Side Notes/Additional Comments:

EXHIBIT I
AS ATTACHED HERETO